Exhibit 10.15

Houston Technology Center Suite 325 410 Pierce Street Houston, TX 77002
Phone: 832-431-3555 Fax: 858-756-0482

December 8, 2014

Max W. Talbott, PhD

Max Talbott LLC

[Address Removed]

Dear Max:

This letter is to inform you that you are eligible to earn certain cash incentives as further described below (together, the “Combined Bonus”). The Combined Bonus is to recognize your hard work and dedication to our goals and to continue to motivate you to achieve our goals, including the IPO of MultiVir Inc. (the “Company”).

Cash Bonus #1

Subject to your continued employment or service to the Company as an employee, consultant or member of the Company’s Board of Directors (any such employment or service relationship, “Service”) through an Initial Public Offering (as such term is defined in the Company’s 2014 Stock Option and Grant Plan) (an “IPO”), you will receive a cash bonus equal to $44,326.00, subject to required tax withholdings (the “Recognition Bonus”). The Recognition Bonus will be paid to you as soon as possible, but in no event later than thirty (30) days, following the IPO. Except as provided in this letter, if your Service is terminated for any reason prior to the IPO, you will not earn or otherwise be entitled to receive the Recognition Bonus.

Notwithstanding the foregoing, if the Company terminates your Service for reasons other than for “Cause” (as such term is defined in the Company’s 2014 Stock Option and Grant Plan) prior to the IPO, and provided (i) the Company does not offer you a continued consulting role with the Company in an advisory capacity or otherwise (such role, a “Continuing Role”), and (ii) you sign and do not revoke a release of claims in favor of the Company in a form provided by the Company (the “Release”) and provided that such Release becomes effective and irrevocable no later than sixty (60) days following your termination date (the “Release Deadline”), then you will earn and be paid 100% of the Recognition Bonus. Any portion of the Recognition Bonus that is earned as a result of this paragraph will be paid on the Release Deadline. If the Release does not become effective and irrevocable by the Release Deadline, you will not receive the Recognition Bonus pursuant to the terms of this paragraph. For purposes of clarification, if your Service is terminated by the Company prior to the IPO for

Cause, or if you voluntarily terminate your continuous Service prior to the IPO for any reason, you will not receive the Recognition Bonus. If the Company offers you a Continuing Role and you decline such offer, then your Service will be deemed to have been voluntarily terminated by you and you will receive no portion of the Recognition Bonus. For purposes of clarification, if you accept a Continuing Role with the Company, your Service will not have terminated and you will remain eligible to receive the Recognition Bonus in accordance with the terms of this letter.

Cash Bonus #2

You will be eligible to earn and be paid a cash bonus equal to up to $161,424.00, subject to required tax withholdings (the “IPO Bonus”). A portion of the IPO Bonus equal to one third of $3,363.00 multiplied by the number of completed calendar months between March 1, 2014 (the “Measurement Date”) and the date of the IPO (such amount the “IPO Bonus Amount”) will be earned and become payable upon an IPO, subject to your continuous Service through the IPO. That portion of the IPO Bonus Amount will be paid as soon as possible, but in no event later than thirty (30) days, following the IPO. Except as provided in this letter, if your Service is terminated for any reason prior to the IPO, you will not receive any portion of the IPO Bonus.

Notwithstanding the foregoing, if the Company terminates your Service for reasons other than for Cause prior to the IPO, and provided (i) the Company does not offer you a Continuing Role, and (ii) you sign and do not revoke a Release that becomes effective and irrevocable no later than the Release Deadline, then you will earn and be paid a portion of the IPO Bonus equal to the IPO Bonus multiplied by a fraction with a numerator equal to the number of completed calendar months between the Measurement Date and the date of the termination of your Service and a denominator equal to 48. Any portion of the IPO Bonus that is earned as a result of this paragraph will be paid on the Release Deadline. If the Release does not become effective and irrevocable by the Release Deadline, you will not receive the IPO Bonus pursuant to the terms of this paragraph. For purposes of clarification, if your Service is terminated by the Company prior to the IPO for Cause, or if you voluntarily terminate your continuous Service prior to the IPO for any reason, you will not receive the IPO Bonus. If the Company offers you a Continuing Role and you decline such offer, then your Service will be deemed to have been voluntarily terminated by you and you will receive no portion of the IPO Bonus. For purposes of clarification, if you accept a Continuing Role with the Company, your Service will not have terminated and you will remain eligible to receive the IPO Bonus Amount upon the IPO in accordance with the terms of this letter.

The remainder of the IPO Bonus (that is, the amount of the IPO Bonus less the IPO Bonus Amount) will be eligible to be earned in equal monthly installments of $3,363.00 on each monthly anniversary of the Measurement Date that occurs after the IPO until paid in full, subject to the minimum Stock Price requirement described below and provided that your Service has not been terminated for any reason prior to such applicable vesting date (such monthly amount, the “Ongoing IPO Bonus Amount”).

If the Company’s Stock Price (as defined below) is less than $4.68 on the scheduled vesting date, the Ongoing IPO Bonus Amount for that month will not be earned. Instead, such Ongoing IPO Bonus Amount will be eligible to be earned on the next scheduled vesting date where the Company’s Stock Price is greater than or equal to $4.68. Ongoing IPO Bonus Amounts that are earned will be paid as soon as possible, but in no event later than thirty (30) days, following the date on which they are earned. Except as provided in this letter, if your Service is terminated for any reason prior to earning any Ongoing IPO Bonus Amount, that unearned amount will be forfeited.

For purposes of example only, assume the amount of your potential IPO Bonus was $150,000, your Measurement Date was March 1, 2014 and the IPO occurs on February 15, 2015. As of the IPO, you would earn 11/48ths of the IPO Bonus (or $34,375), less applicable tax withholding. On each monthly anniversary of the Measurement Date thereafter until the four (4) year anniversary of the Measurement Date, you would be eligible to receive $3,125 on the scheduled vesting date, provided that the Company’s Stock Price was greater than or equal to $4.68 on the scheduled vesting date and provided that your Service has not been terminated prior to such applicable vesting date (except as provided in this letter).

Taking the example further, assume that on the July 1, 2015 vesting date, the Company’s Stock Price is $4.65. You would not earn any portion of the Ongoing Stock Bonus Amount for that month. On August 1, 2015, assume further that the Company’s Stock Price is $4.75. Subject to your continued employment with the Company through that date, you would earn $6,250 (which represents the monthly Ongoing IPO Bonus Amount that otherwise would have been earned on July 1, 2015 and the monthly Ongoing IPO Bonus Amount earned on August 1, 2015), less applicable tax withholding, provided that your Service has not been terminated prior to such applicable vesting date (except as provided in this letter).

For purposes of this letter, “Stock Price” will mean the average Fair Market Value (as such term is defined in the 2014 Stock Option and Grant Plan) of the Company’s common stock for the thirty (30) trading days prior to the scheduled vesting date.

Any reference in this letter to the $4.68 Stock Price shall be appropriately adjusted to reflect any stock split, stock dividend or other change in the shares of the Company’s common stock.

Cash Bonus #3

You will be eligible to earn and be paid up to three cash bonuses, each equal to $13,450.33, subject to required tax withholdings (each, a “Registration Bonus”) on the date each of Ad-p53, Ad-IL24 and Ad-VirRx007 is registered with the Food and Drug Administration (each such date, the “Registration Date”). In order to earn and be paid any Registration Bonus, (i) your Service must not have been terminated by the Company for any reason prior to the Registration Date, and (ii) the Company’s Stock Price must be greater than or equal to $4.68 on the applicable Registration Date. If the Company’s Stock Price is below $4.68 on the Registration Date, you will not be eligible to earn the applicable Registration Bonus until the first date thereafter on which the Company’s Stock Price is greater than or equal to $4.68.

Any earned Registration Bonus will be paid as soon as possible, but in no event later than thirty (30) days, following the date on which it is earned. Except as provided in this letter, if your Service is terminated for any reason prior to a Registration Bonus being earned, you will not earn or otherwise be entitled to receive that Registration Bonus.

Sale Event

Notwithstanding the terms of the foregoing Combined Bonuses, if there is a “Sale Event” of the Company (as such term is defined in the 2014 Stock Option and Grant Plan), and provided (i) your Service has not terminated for any reason prior to the completion of the Sale Event, and (ii) that the per share common consideration paid to the Company’s stockholders as of the completion of the Sale Event is greater than or equal to $4.68, you will earn and be paid 100% of any unearned portion of the Combined Bonus. Any Portion of the Combined Bonus that is earned as a result of this paragraph will be paid as soon as possible, but in no event later than thirty (30) days, following the Sale Event.

As a condition and in consideration for any portion of the Combined Bonus, you must execute this letter and return it to the Company by December 19, 2014.

Please sign this letter and return it to Nicholas Puro no later than December 19, 2013.

If you have any questions regarding the foregoing, please contact Nicholas Puro at 646-704-3704 or at npuro@multivir.com.

Sincerely,

/s/ Nicholas Puro

Nicholas Puro
President and COO

AGREED:

/s/ Max W. Talbott
Max W. Talbott

Date: 09 Dec 14

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